Exhibit 99.1

News for Immediate Release

Contact: Kenneth Klipper
Chief Financial Officer
First Marblehead
800 Boylston Street, 34th FL
Boston, MA 02199
617.638.2065

First Marblehead Appoints Seth Gelber as President
and Chief Operating Officer

BOSTON, MA, August 14, 2013 — The First Marblehead Corporation (NYSE: FMD) announced today that its Board of Directors has appointed Seth Gelber President and Chief Operating Officer, succeeding Daniel Meyers in the position.  Mr. Meyers will continue to serve as the Corporation’s Chairman of the Board and Chief Executive Officer.

Mr. Gelber, 34, has served as a Managing Director of the Corporation since September 2008 and as Chief Operating Officer since August 2012. He served as the Corporation’s Chief Administrative Officer from March 2010 to August 2012 and originally joined the capital markets group at First Marblehead in 2001.

“Seth Gelber has grown into this role through a dozen years of hard work” said Mr. Meyers. “He has shown a keen interest in not just management but a granular understanding of all parts of this business. He is sharp as well as demanding, and we look forward to his further efforts helping us navigate our challenges and guide our growth.”

About The First Marblehead Corporation First Marblehead helps meet the need for education financing by offering national and regional financial institutions and educational institutions the Monogram® platform, an integrated suite of design, implementation and credit risk management services for private label, customizable private education loan programs. For more information, please see www.firstmarblehead.com. First Marblehead supports responsible lending and is a strong proponent of the smart borrowing principle, which encourages students to access scholarships, grants and federally-guaranteed loans before considering private education loans; please see www.SmartBorrowing.org. Through its subsidiary, Union Federal Savings Bank, First Marblehead offers private education loans, residential and commercial mortgage loans and retail savings, money market and time deposit products. For more information, please see www.unionfsb.com. First Marblehead also offers outsourced tuition planning, billing, payment technology services and refund management services through its subsidiary Tuition Management Systems LLC. For more information, please see www.afford.com. Through its subsidiary, Cology LLC, First Marblehead offers private education loan processing and disbursement services as well as life-of-loan servicing for lenders. For more information, please see www2.cology.com.